Exhibit 99

March 25, 2004

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Charles K. Graham, President & CEO or
Francie P. Reppy, Senior Vice President & CFO
(304) 233-0060

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2003 EARNINGS

Wheeling, WV, March 25, 2004—President and Chief Executive Officer, Charles K. Graham announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. (AMEX: FWV) is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the year ended December 31, 2003, was $2,518,241 or $1.64 per share as compared to $2,673,817 or $1.74 per share for the year ended December 31, 2002. Mr. Graham reported that the 5.8% decrease in earnings during 2003 over 2002 was primarily attributed to the decreased net interest income and an increase in operating expenses, partially offset by an increase in noninterest income and the decrease in the provision for loan losses. Net interest income decreased $492,263 or 5.4% over the same period in 2002. The decline in net interest income was primarily due to a decrease in the interest earned on loans and investment securities, offset by a decrease in interest rates paid on deposit liabilities. Other operating expenses increased $279,717 or 4.6% in 2003 as compared to 2002. An increase in salary and employee benefits primarily contributed to the increase in other operating expenses in 2003. Noninterest income increased $313,114 or 30.3% in 2003 as compared to 2002. The increase in noninterest income in 2003 was primarily due to an increase in the net gains on available for sale securities and an increase in service charges. The provision for loan losses decreased $105,000, from $540,000 in 2002 to $435,000 in 2003.

The Company ended the year 2003 with total assets of $284,110,860, an increase of 7.5% as compared to the prior year. Total loans increased $9,938,734 or 7.3% from $136,771,760 at December 31, 2002 to $146,710,494 at December 31, 2003. Total deposits were $241,947,330 at December 31, 2003 as compared to $231,375,582 at December 31, 2002, an increase of 4.6%. Stockholders’ equity increased 5.2% in 2003 entirely from current earnings after quarterly dividends and the repurchase of treasury shares. A decrease of 2.7% resulted from the effect of the change in the net unrealized gain on securities available for sale.

Net income for the fourth quarter of 2003 was reported at $599,118 or $.39 per share, down 16.1% compared to $714,083 or $.46 per share reported for the same period a year earlier. The decrease in earnings during the fourth quarter of 2003 compared to 2002 was primarily attributed to the decrease in net interest income and the increase in the provision for loan losses, offset in part by an increase in noninterest income and a decrease in operating expenses. Net interest income decreased $167,542 or 7.1% over the same period in 2002. The provision for loan losses increased $135,000, from $90,000 in the fourth quarter of 2002 to $225,000 in the fourth quarter of 2003. Noninterest income increased $131,877 or 49.2% in the fourth quarter of 2003 as compared to 2002, and primarily results from the increase in the net gain on available for sale securities. Other operating expenses decreased $11,653 or .7% during the fourth quarter of 2003 as compared to 2002.

Financial Highlights for the year end and fourth quarter of 2003 for the Company are presented below.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	December 31,
(Dollars in thousands, except share and per share data)	2003	2002
AT YEAR END
Total Assets	$284,111	$264,354
Total Deposits	241,947	231,376
Total Loans net of unearned income	146,711	136,772
Total Investment Securities	119,245	108,065
Shareholders’ Equity	23,031	22,460
Shareholders’ Equity Per Share of Common Stock	15.07	14.60

FOR THE TWELVE MONTHS ENDED
Net income	2,518	2,674
Provision for Possible Loan Losses	435	540
Earnings Per Share of Common Stock	1.64	1.74
Dividends Per Share of Common Stock	.73	.69
Return on Average Assets	.91%	1.06%
Return on Average Equity	11.51%	13.17%

FOR THE THREE MONTHS ENDED
Net income	599	714
Provision for Possible Loan Losses	225	90
Earnings Per Share of Common Stock	.39	.46
Dividends Per Share of Common Stock	.19	.18
Return on Average Assets	.83%	1.07%
Return on Average Equity	10.62%	13.59%
Average share outstanding at December 31,	1,533,878	1,538,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”